Exhibit 10.15

DICERNA PHARMACEUTICALS, INC.

480 Arsenal Street

Building 1, Suite 120

Watertown, MA 02472

February 28, 2011

Dennis Langer, M.D., J.D.

8231 Bay Colony Drive, #1804

Naples, FL 34108

Dear Dr. Langer:

In connection with your service as a member of the Board of Directors of Dicerna Pharmaceuticals, Inc. (the “Company”), please find below some of the key elements applicable to your role as a member of the Board of Directors.

1. Service. Under Delaware law and the Company’s Certificate of Incorporation, By-laws and other applicable corporate documents, you may resign as a Director at any time, and you may be removed at any time as a member of the Board of Directors by the Company stockholders.

2. Meetings. We expect to hold meetings of the Board of Directors at least six (6) times per year. We also expect from time to time to call special meetings of the Board of Directors. As Chairman, it is expected that you will use your reasonable best efforts to attend all meetings of the Board of Directors and any committees on which you serve and that you will be available to the Company for consultation and discussion on key strategic initiatives of the Company.

3. Compensation. In consideration of your services described above, the Company will provide you with the following:

(a) Cash Payment. Commencing as of January 1, 2011, the Company will pay you an annual cash retainer of $25,000, payable quarterly in arrears, in accordance with the Company’s normal payment practices, for each year of your service as a member of the Board of Directors.

(b) Expenses. The Company will reimburse you for the reasonable out-of-pocket expenses incurred by you in attending meetings of the Board of Directors and of any committee on which you may serve upon submission by you of reasonable supporting documentation.

Dennis Langer, M.D, J.D.

February 28, 2011

(c) Option Grant. In addition to the grant to you of (i) an option to purchase 45,000 shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) as evidenced by a Non-Qualified Stock Option Agreement dated November 14, 2007 and (ii) an option to purchase 90,000 shares of Common Stock as evidenced by a Non-Qualified Stock Option Agreement dated February 14, 2008, both of which are fully vested as of November 14, 2010, subject to approval of the Board of Directors of the Company, you shall receive an option to purchase 135,000 shares of Common Stock (the “New Option”). The New Option shall vested in equal monthly installments on the fifteenth (15th) day of each month commencing on November 15, 2010 for a period of thirty-six (36) months thereafter, subject to your continued service to the Company as a member of the Board of Directors. The New Option shall be exercisable at a price per share equal to the fair market value of the Common Stock of the Company on the date of grant of the New Option.

The New Option that you receive hereunder shall be subject to such further terms and conditions as will be specified in the Company’s 2010 Employee, Director and Consultant Stock Plan and a non-qualified stock option agreement to be executed by you and the Company.

4. Indemnification. As a Delaware corporation, the Company has adopted provisions in its Certificate of Incorporation and By-Laws to indemnify directors to the maximum extent allowed under Delaware law. In addition, the Company maintains a Directors and Officers’ insurance policy for certain claims made against directors and officers.

5. Confidentiality. You agree that all Confidential Information (as defined below), whether or not disclosed orally or in writing, is and shall be the exclusive property of the Company. You shall not at any time, whether during or after the termination or cessation of your service as a member of the Board of Directors of the Company, without the written authorization of the Chief Executive Officer of the Company, unless and until the Confidential Information has become public knowledge without fault by you, (a) reveal any Confidential Information to any person or entity, except to employees of the Company who need to know such Confidential Information, (b) use or attempt to use any Confidential Information for any purposes (other than in the ordinary course of performing your duties as a director of the Company), or (c) use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. The term “Confidential Information” shall include any information concerning the organization, business, business relationships or finances of the Company or of any third party which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, engineering data, software programs, works of authorship, clinical testing programs, marketing material, customer lists, customer information, financial information, pricing information, personnel information, business plans or strategy, projects, plans and proposals.

Dennis Langer, M.D, J.D.

February 28, 2011

If the foregoing is acceptable, please sign and return one copy to the undersigned at your earliest convenience. On behalf of the Company and its Board of Directors, we look forward to working with you.

Very truly yours, /s/ David Madden

David Madden
Chairman of the Board of Directors Dicerna Pharmaceuticals, Inc.

Agreed to and Accepted:

Dennis Langer, M.D., J.D.

Dennis Langer, M.D, J.D.

February 28, 2011

If the foregoing is acceptable, please sign and return one copy to the undersigned at your earliest convenience. On behalf of the Company and its Board of Directors, we look forward to working with you.

Very truly yours, David Madden Chairman of the Board of Directors Dicerna Pharmaceuticals, Inc.

Agreed to and Accepted:

/s/ Dennis Langer
Dennis Langer, M.D., J.D.